Exhibit 99.1

Revlon Reports Third Quarter 2009 Results

NEW YORK--(BUSINESS WIRE)--October 29, 2009--Revlon, Inc. (NYSE: REV) today announced results for the third quarter and nine months ended September 30, 2009.

Third quarter 2009 results compared to third quarter 2008:

  Net sales of $326.2 million compared to $334.4 million, a decrease of 2.5%. Excluding unfavorable foreign currency fluctuations of $5.8 million, third quarter of 2009 net sales declined 0.7%.
  Operating income of $50.3 million compared to $19.8 million.
  Income from continuing operations of $23.1 million, or $0.45 per diluted share1, compared to a loss from continuing operations of $15.2 million, or $0.30 per diluted share.
  Net income of $23.1 million, or $0.45 per diluted share, compared to $29.2 million, or $0.57 per diluted share, which included income from discontinued operations of $44.4 million, or $0.87 per diluted share.
  Adjusted EBITDA2 of $66.5 million compared to $42.6 million.
  Operating income, income from continuing operations, net income, and Adjusted EBITDA in the third quarter of 2009 included $2.6 million, or $0.05 per diluted share, of charges related to the restructuring actions announced on May 28, 2009.
  Free cash flow3 of $54.1 million compared to $16.9 million.

Commenting on today’s announcement, Revlon President and Chief Executive Officer, Alan T. Ennis, said, “We continued to execute our business strategy and delivered improved profitability and cash flow in the third quarter of 2009. The organizational restructuring that we fully implemented earlier this year is delivering cost savings in line with our expectations and is enabling us to continue to strengthen our brands and become a stronger, more financially sound company. Additionally, we took steps to improve our capital structure by completing the Exchange Offer, which resulted in the extension of the maturity of our Senior Subordinated Term Loan for a multi-year period.”

Mr. Ennis concluded, “The rate of growth in the U.S. mass market color cosmetics category, according to ACNielsen, slowed sequentially in the third quarter of 2009. However, we remain focused on the key drivers of our business, including delivering innovative, high-quality, consumer preferred products.”

Third Quarter 2009 Results

Net sales in the third quarter of 2009 were $326.2 million, compared to $334.4 million in the third quarter of 2008, a decrease of 2.5%. Excluding unfavorable foreign currency fluctuations of $5.8 million, net sales decreased by 0.7%, driven primarily by lower net sales of Revlon color cosmetics, partially offset by higher net sales of Revlon ColorSilk hair color.

In the United States, net sales in the third quarter of 2009 were $183.7 million, a decrease of $5.7 million, or 3.0%, compared to $189.4 million in the same period last year, driven primarily by lower net sales of Revlon color cosmetics and Revlon Beauty Tools, partially offset by higher net sales of Revlon ColorSilk hair color.

In the Company’s international operations, net sales in the third quarter of 2009 were $142.5 million, a decrease of $2.5 million or 1.7%, compared to $145.0 million in the same period last year. Excluding unfavorable foreign currency fluctuations of $5.8 million, net sales increased 2.3%, driven by higher net sales in the Latin America and Asia-Pacific regions, partially offset by lower net sales in the Europe region.

Operating income in the third quarter of 2009 was $50.3 million, compared to $19.8 million in the same period last year. Adjusted EBITDA in the third quarter of 2009 was $66.5 million compared to $42.6 million in the same period last year. Operating income and Adjusted EBITDA in the third quarter of 2009 benefited from lower selling, general and administrative expenses primarily due to lower advertising expenses as a result of lower advertising rates while increasing the level of media support, and the realization of restructuring savings from the organizational restructuring announced in May 2009. Third quarter 2009 operating income and Adjusted EBITDA included pension expense of $6.7 million, compared to $1.9 million in the third quarter of 2008.

Income from continuing operations in the third quarter of 2009 was $23.1 million, or $0.45 per diluted share compared to a loss from continuing operations of $15.2 million, or $0.30 per diluted share, in the same period last year. The improvement in income from continuing operations was driven primarily by improved operating income of $30.5 million. Income from continuing operations in the third quarter of 2009 also benefited from lower interest expense of $6.1 million.

Net income in the third quarter of 2009 was $23.1 million, or $0.45 per diluted share, compared to $29.2 million, or $0.57 per diluted share, in the same period last year. Third quarter 2008 net income included income from discontinued operations of $44.4 million, or $0.87 per diluted share, of which $45.2 million related to the gain on sale of discontinued operations.

Operating income, Adjusted EBITDA, income from continuing operations and net income in third quarter of 2009 included $2.6 million, or $0.05 per diluted share, of charges related to the previously-announced May 2009 restructuring.

Free cash flow in the third quarter of 2009 was $54.1 million compared to free cash flow of $16.9 million in the same period last year, primarily driven by improved income from continuing operations and continued improvement in working capital efficiency.

Adjusted EBITDA and free cash flow are non-GAAP measures that are defined in the footnotes to this release and are reconciled in the case of Adjusted EBITDA to net income and in the case of free cash flow to net cash provided by operating activities, their most directly comparable GAAP measures, respectively, in the accompanying financial tables.

Nine Months Results

Net sales in the first nine months of 2009 decreased 6.1% to $951.3 million, compared to net sales of $1,012.6 million in the first nine months of 2008. Excluding unfavorable foreign currency fluctuations of $42.8 million, net sales decreased by 1.8%.

In the United States, net sales in the first nine months of 2009 decreased 3.8% to $560.9 million, compared to net sales of $583.0 million in the first nine months of 2008; while in the Company’s international operations, net sales in the first nine months of 2009 decreased 9.1% to $390.4 million, compared to net sales of $429.6 million in the first nine months of 2008. Excluding the unfavorable impact of foreign currency fluctuations of $42.8 million, net sales in international operations in the first nine months of 2009 increased 0.8% compared to the same period last year.

Operating income was $108.5 million in the first nine months of 2009, which included $21.4 million of restructuring charges and other, compared to $111.0 million in the first nine months of 2008. Adjusted EBITDA was $158.6 million in the first nine months of 2009, which included $21.4 million of restructuring charges and other, compared to $181.4 million in the same period last year.

Income from continuing operations in the first nine months of 2009 was $35.7 million, or $0.69 per diluted share, which included $21.4 million, or $0.42 per diluted share, of restructuring charges and other, compared to $1.9 million, or $0.04 per diluted share, in the same period last year.

Net income in the first nine months of 2009 was $36.0 million, or $0.70 per fully diluted share, which included $21.4 million, or $0.42 per diluted share, of restructuring charges, compared to $46.6 million or $0.91 per share in the first nine months of 2008. Net income in the first nine months of 2008 included income from discontinued operations of $44.7 million, or $0.87 per diluted share.

Operating income, income from continuing operations and net income in the first nine months of 2009 included a total charge of $20.8 million related to the previously-announced May 2009 restructuring, of which $18.2 million was recorded in the second quarter of 2009 and the balance of $2.6 million was recorded in the third quarter of 2009.

Free cash flow in the first nine months of 2009 was $68.6 million compared to $38.9 million in the same period last year.

Operating income, Adjusted EBITDA, net income and free cash flow in the first nine months of 2008 included a net gain of $4.8 million, $5.2 million, $4.0 million and $3.5 million, respectively, related to the sale of a facility in Mexico. Operating income, Adjusted EBITDA, net income and free cash flow in the first nine months of 2008 also included a net gain of $5.9 million related to the sale of a non-core trademark.

U.S. Mass Retail Share Results (ACNielsen)4

U.S. mass retail dollar share results, according to ACNielsen, for Revlon and Almay color cosmetics, Revlon ColorSilk hair color, Mitchum anti-perspirant deodorant, and Revlon Beauty Tools for the third quarter are summarized in the table below:

	$ Share %
			Point
	Q3 2009	Q3 2008	Change

Revlon Color Cosmetics	12.6	13.3	-0.7
Almay	5.2	5.6	-0.4
Revlon ColorSilk Hair Color	10.0	8.1	+1.9
Mitchum Anti-Perspirant Deodorant	4.6	5.1	-0.5
Revlon Beauty Tools	21.3	18.7	+2.6

Below is a commentary on aspects of dollar volume and dollar share of certain brands, and product ranking, based on ACNielsen data (unless otherwise noted, third quarter 2009 volume and/or share growth is compared to the same period in 2008):

Color Cosmetics

U.S. mass color cosmetics category dollar volume grew by 0.7% in the third quarter of 2009, although the rate of growth has slowed from 1.3% in the second quarter of 2009.

Revlon Color Cosmetics

Revlon color cosmetics dollar volume declined 4.4% in the third quarter of 2009 resulting in a share of 12.6%. Revlon share for the first nine months of 2009 was 12.8%, a decline of 0.1 percentage point compared to the same period last year.

Revlon color cosmetics share benefited from successful 2009 new product introductions. Revlon continued to lead the lip segment in the third quarter of 2009 with a 22.3% share, driven by the success of ColorStay Ultimate liquid lipstick, which is in the ACNielsen Top 10 new products. Continued positive performance by Revlon Crème Gloss and Revlon Matte lipstick added to Revlon’s lip segment results. In the eye segment, Revlon dollar volume grew 4.1%. DoubleTwist mascara continued its strong performance and continued strength in ColorStay eye liners and brow products, as well as Matte eye liner supported the positive eye segment results. In the face segment, Revlon benefited from the positive performance of the Age Defying Spa range and the new ColorStay Minerals introductions. The positive performance of these 2009 face segment product launches were offset by cycling the successful 2008 launches of Beyond Natural foundation, Custom Creations foundation and ColorStay Mineral powder foundation.

Almay

Almay dollar volume decreased 6.1% in the third quarter of 2009. Gains from 2009 new product introductions, including Smart Shade Smart Balance makeup and Pure Blends, benefited Almay in the face segment, partially offsetting declines from products launched in prior years and from discontinued lines. Almay continues to maintain its leadership in the eye makeup remover segment.

Revlon ColorSilk Hair Color

In the third quarter of 2009, dollar volume in the women’s hair color category declined by 3.6%, while Revlon ColorSilk hair color grew by 18.4%, resulting in a share gain of 1.9 points. More units of Revlon ColorSilk hair color continue to be purchased in the U.S. market than any other brand.

Mitchum Anti-Perspirant Deodorant

In the third quarter of 2009, dollar volume in the anti-perspirants / deodorants category declined by 0.7%, while Mitchum declined 10.2%.

Revlon Beauty Tools

In the third quarter of 2009, dollar volume in the beauty tools category declined 20.7%, as the category cycled the launch of a non-traditional pedicure tool in 2008. Revlon Beauty Tools declined by 9.7% and gained 2.6 share points, taking share to 21.3%. Revlon continues to hold the #1 position in the beauty tools category.

New Products

In meeting the needs of consumers seeking new, innovative products, the Company introduced several new products in the second half of 2009, featuring first-to-market breakthrough technologies in Revlon and Almay color cosmetics, including Revlon ColorStay Ultimate Liquid Lipstick, Revlon DoubleTwist Mascara, Revlon ColorStay Mineral Mousse Makeup and Almay Smart Shade Smart Balance Makeup.

For the first half of 2010 the Company will introduce a further exciting line-up of new products in Revlon and Almay color cosmetics, Revlon Beauty Tools and Mitchum. These launches will include several first-to-market technologies including proprietary technology for pigment coatings that provide advanced performance in multiple product categories, including lip and face, as well as on-trend shades that are a hallmark of Revlon’s color authority. The first-half 2010 product offerings will be available in retail stores beginning in January 2010.

Exchange Offer

On October 8, 2009, Revlon consummated its exchange offer in which it issued 9,336,905 shares of Revlon Series A Preferred Stock with an aggregate liquidation preference of $48.6 million, to holders of Class A Common Stock who exchanged an equal number of shares of Revlon Class A common stock. Each share of Series A Preferred Stock issued is entitled to receive a 12.75% annual dividend, payable quarterly in cash and is mandatorily redeemable for cash on October 8, 2013.

In connection with completing the Exchange Offer, MacAndrews & Forbes Holdings Inc. (“MacAndrews & Forbes”) contributed to Revlon $48.6 million in principal amount of the Senior Subordinated Term Loan between Revlon’s wholly-owned operating subsidiary, Revlon Consumer Products Corporation (“RCPC”), and MacAndrews & Forbes (representing $5.21 of the principal amount of such loan for each of the 9,336,905 shares of Revlon Class A common stock exchanged in the Exchange Offer) (the "Contributed Loan"). For each share of Revlon Class A common stock exchanged in the Exchange Offer, Revlon issued to MacAndrews & Forbes one share of Class A common stock, or 9,336,905 shares of Class A common stock in the aggregate. As a result of the Exchange Offer, the following amendments to the terms of the $107 million Senior Subordinated Term Loan became effective:

  Extending the maturity date of the $58.4 million balance of the Senior Subordinated Term Loan that remains owed by RCPC to MacAndrews & Forbes (the “Non-Contributed Loan”) from August 1, 2010 to October 8, 2014, and changing the interest rate from 11% to 12% annually; and
  Extending the maturity date of the $48.6 million of the Contributed Loan that remains owed by RCPC to Revlon from August 1, 2010 to October 8, 2013, and changing the interest rate from 11% to 12.75% annually.

Company Strategy

The Company continues to execute its established business strategy: (i) building and leveraging its strong brands; (ii) improving the execution of its strategies and plans, and providing for continued improvement in its organizational capability through enabling and developing its employees; (iii) continuing to strengthen its international business; (iv) improving its operating profit margins and cash flow; and (v) improving its capital structure.

Third Quarter 2009 Results and Conference Call

The Company will host a conference call with members of the investment community on October 29, 2009 at 9:30 A.M. EDT to discuss Third Quarter 2009 results. Access to the call is available to the public at www.revloninc.com.

About Revlon

Revlon is a worldwide cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirants/deodorants and beauty care products company. The Company’s vision is to provide glamour, excitement and innovation to consumers through high-quality products at affordable prices. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company’s brands, which are sold worldwide, include Revlon®, Almay®, ColorSilk®, Mitchum®, Charlie®, Gatineau® and Ultima II®.

Footnotes to Press Release

1 In September 2008, Revlon, Inc. effected a 1-for-10 reverse stock split of its Class A and Class B common stock (the “Reverse Stock Split”) pursuant to which each ten (10) shares of Revlon, Inc.’s Class A and Class B common stock issued and outstanding immediately prior to 11:59 p.m. on September 15, 2008 were automatically combined into one (1) share of Class A common stock and Class B common stock, respectively, subject to the elimination of fractional shares. Net income/(loss) per share amounts and all other share amounts have been retroactively restated to reflect the impact of Revlon, Inc.’s Reverse Stock Split.

2 Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income, its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as income from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency transactions, gains/losses on the repurchase of debt and miscellaneous expenses. In calculating Adjusted EBITDA, the Company excludes the effects of gains/losses on foreign currency transactions, gains/losses on the repurchase of debt, results of and gains/losses on discontinued operations and miscellaneous expenses because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company's operating performance. The Company's management utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in accordance with GAAP.

The Company's management uses Adjusted EBITDA as an integral part of its reporting and planning processes and as one of the primary measures to, among other things --

(i) monitor and evaluate the performance of the Company's business operations;

(ii) facilitate management's internal comparisons of the Company's historical operating performance of its business operations;

(iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;

(iv) review and assess the operating performance of the Company's management team and as a measure in evaluating employee compensation and bonuses;

(v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and

(vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company's management believes that Adjusted EBITDA is useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by the Company's management. Additionally, the Company's management believes that Adjusted EBITDA provides useful information to investors about the performance of the Company's overall business because such measure eliminates the effects of unusual or other infrequent charges that are not directly attributable to the Company's underlying operating performance. Additionally, the Company's management believes that because it has historically provided Adjusted EBITDA in previous press releases, that including such non-GAAP measure in its earnings releases provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with GAAP financial measures, is a useful financial analysis tool, used by the Company's management as described above that can assist investors in assessing the Company's financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income/(loss) prepared in accordance with GAAP. Other companies may define EBITDA differently. Also, while EBITDA is defined differently than Adjusted EBITDA for the Company's credit agreement, certain financial covenants in its borrowing arrangements are tied to similar measures. Adjusted EBITDA, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

3 Free cash flow is a non-GAAP measure that is reconciled to net cash provided by operating activities, its most directly comparable GAAP measure, in the accompanying financial tables. Free cash flow is defined as net cash provided by operating activities, less capital expenditures for property, plant and equipment, plus proceeds from the sale of certain assets. Free cash flow excludes proceeds on sale of discontinued operations. Management uses free cash flow to evaluate its business and financial performance and overall liquidity and in strategic planning. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which for the Company are significant. The Company does not intend for free cash flow to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define free cash flow or similarly titled measures differently.

4 All share, dollar volume and product ranking data is based on U.S. mass-retail dollar volume according to ACNielsen (an independent research entity). ACNielsen data is an aggregate of the drug channel, Kmart, Target and Food and Combo stores, and excludes Wal-Mart and regional mass volume retailers, as well as prestige stores, department stores, door-to-door, internet, television shopping, specialty stores, perfumeries and other distribution outlets, all of which are channels for cosmetics sales. This data represents approximately two-thirds of the Company’s U.S. mass-retail dollar volume. Such data represent ACNielsen’s estimates based upon mass retail sample data gathered by ACNielsen and is therefore subject to some degree of variance and may contain slight rounding differences.

Forward-Looking Statements

Statements made in this press release, which are not historical facts, including statements about the Company's plans, strategies, focus, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic, industry or cosmetics category conditions; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments or events arising after the issuance of this press release. Such forward-looking statements include, without limitation, the Company's beliefs, expectations, focus and/or plans regarding: (i) our future financial performance, including our expectations that the organizational restructuring that we fully implemented earlier this year is enabling us to continue to strengthen our brands and become a stronger, more financially sound company; (ii) our new product launch plans, including (a) our belief that in line with our consumer-focused portfolio plan, we are launching a number of exciting, first-to-market breakthrough product innovations for 2010 across our portfolio of brands, including innovations that build upon the Revlon brand and (b) our belief that for the first half of 2010 we will introduce a further exciting line-up of new products in Revlon and Almay color cosmetics, Revlon Beauty Tools and Mitchum, that these launches will include several first-to-market technologies including proprietary technology for pigment coatings that provide advanced performance in multiple product categories, including lip and face, as well as on trend shades that are a hallmark of Revlon’s color authority and that the first-half 2010 product offerings will be available in retail stores beginning in January 2010; and (iii) our plans to continue to execute our established business strategy, including by--(a) building and leveraging our strong brands; (b) improving the execution of our strategies and plans, and providing for continued improvement in our organizational capability through enabling and developing our employees; (c) continuing to strengthen our international business; (d) improving our operating profit margins and cash flow; and (e) improving our capital structure. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in our filings with the SEC, including, without limitation, our 2008 Annual Report on Form 10-K filed with the SEC in February 2009 and our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC during 2009 (which may be viewed on the SEC's website at http://www.sec.gov or on our website at http://www.revloninc.com), as well as reasons including difficulties, delays or the inability of the Company to: (i) achieve our financial performance objectives, including less than anticipated benefits from the organizational restructuring; (ii) difficulties, delays, unanticipated costs or our inability to execute our new product launch plans, such as due to less than effective new product development, less than expected acceptance of our new products by consumers and/or retail customers, less than expected acceptance of our brand communication for such products by consumers and/or retail partners, less than expected levels of advertising and/or promotional activities for our new product launches, less than expected levels of execution with our retail partners, higher than expected costs and expenses, less than anticipated sales of our new products as a result of consumer response to worldwide economic conditions, greater than expected volatility in the retail sales environment, more than anticipated returns for such products, as well as actions by our retail customers impacting our sales, including in response to any decreased consumer spending in response to global economic conditions or weakness in the category, retailer inventory management, retailer space reconfigurations and/or reductions in retailer display space, changes in consumer preferences, such as reduced demand for our products, changes in consumer purchasing habits, including with respect to shopping channels, changes in the competitive environment and actions by our competitors, including business combinations, technological breakthroughs, new products offerings, promotional spending and/or marketing and promotional successes; and (iii) difficulties, delays, unanticipated costs or our inability to continue to execute our established business strategy, such as (a) less than expected growth of our brands, such as due to less than effective new product development and/or less than expected acceptance of our new or existing products under our brands by consumers and/or retail customers, (b) difficulties, delays or the inability to improve the execution of our strategies and plans and/or improve our organizational capability through enabling and developing our employees, (c) our inability to continue to strengthen our international business, such as due to higher than anticipated levels of investment required to support and build our brands globally or less than anticipated results from our regional and/or multi-national brands, (d) our inability to improve our operating profit margins and/or cash flow, such as due to less than anticipated sales growth and/or less than anticipated savings from our ongoing cost controls and/or (e) difficulties, delays, unanticipated costs or our inability to improve our capital structure. Factors other than those listed above could also cause the Company’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on, or made available through, the Company’s websites or other websites referenced herein shall not be incorporated by reference into this release.

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Net sales	$326.2	$334.4	$951.3	$1,012.6
Cost of sales	117.9	126.8	349.5	364.4
Gross profit	208.3	207.6	601.8	648.2
Selling, general and administrative expenses	155.4	187.5	471.9	548.5
Restructuring costs and other, net	2.6	0.3	21.4	(11.3)

Operating income	50.3	19.8	108.5	111.0

Other expenses (income):
Interest expense	23.0	29.1	71.1	91.9
Interest income	-	(0.4)	(0.4)	(0.7)
Amortization of debt issuance costs	1.4	1.5	4.2	4.2
Gain on repurchase of debt	(0.3)	-	(7.8)	-
Foreign currency losses (gains), net	0.2	1.6	4.7	(3.9)
Miscellaneous, net	0.4	0.8	0.7	0.8
Other expenses, net	24.7	32.6	72.5	92.3

Income (loss) from continuing operations before income taxes	25.6	(12.8)	36.0	18.7
Provision for income taxes	2.5	2.4	0.3	16.8
Income (loss) from continuing operations, net of taxes	23.1	(15.2)	35.7	1.9
Income from discontinued operations, net of taxes	-	44.4	0.3	44.7

Net income	$23.1	$29.2	$36.0	$46.6

Basic income (loss) per common share:
Continuing operations	0.45	(0.30)	0.69	0.04
Discontinued operations	-	0.87	0.01	0.87
Net income	$0.45	$0.57	$0.70	$0.91

Diluted income (loss) per common share:
Continuing operations	0.45	(0.30)	0.69	0.04
Discontinued operations	-	0.87	0.01	0.87
Net income	$0.45	$0.57	$0.70	$0.91

Weighted average number of common shares outstanding:
Basic	51,567,164	51,311,234	51,538,730	51,216,814
Diluted	51,583,491	51,311,234	51,550,584	51,298,603

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

	September 30,	December 31,
ASSETS	2009	2008
	(Unaudited)
Current assets:
Cash and cash equivalents	$62.5	$52.8
Trade receivables, net	169.0	169.9
Inventories	136.4	154.2
Prepaid expenses and other	52.7	51.6
Total current assets	420.6	428.5
Property, plant and equipment, net	111.6	112.8
Other assets	87.3	89.5
Goodwill, net	182.5	182.6
Total assets	$802.0	$813.4

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
Short-term borrowings	$1.7	$0.5
Current portion of long-term debt	16.7	18.9
Accounts payable	71.4	78.1
Accrued expenses and other	225.4	225.9
Total current liabilities	315.2	323.4
Long-term debt	1,147.8	1,203.2
Long-term debt - affiliates	107.0	107.0
Long-term pension and other post-retirement plan liabilities	209.3	223.7
Other long-term liabilities	66.1	68.9
Total stockholders' deficiency	(1,043.4)	(1,112.8)
Total liabilities and stockholders' deficiency	$802.0	$813.4

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Nine Months Ended
	September 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:	(Unaudited)
Net income	$36.0	$46.6
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations, net of taxes	(0.3)	0.5
Depreciation and amortization	49.7	69.2
Amortization of debt discount	0.5	0.5
Stock compensation amortization	4.6	5.4
Loss on early extinguishment of debt	-	0.7
Gain on repurchase of debt	(7.8)	-
Gain on disposal of discontinued operations	-	(45.2)
Gain on sale of certain assets including a non-core trademark	(1.6)	(12.5)
Change in assets and liabilities:
Decrease in trade receivables	8.3	14.7
Decrease (increase) in inventories	24.0	(19.3)
Decrease (increase) in prepaid expenses and other current assets	0.8	(7.7)
(Decrease) increase in accounts payable	(0.7)	16.9
(Decrease) increase in accrued expenses and other current liabilities	(26.5)	4.3
Purchase of permanent displays	(26.1)	(36.4)
Other, net	16.3	6.2
Net cash provided by operating activities	77.2	43.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(10.9)	(15.1)
Proceeds from the sale of assets of discontinued operations	-	107.6
Proceeds from the sale of certain assets and a non-core trademark	2.3	10.1
Net cash (used in) provided by investing activities	(8.6)	102.6

CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in short-term borrowings and overdraft	(7.1)	(2.0)
Repayment under the 2006 Revolving Credit Facility, net	-	(45.7)
Proceeds from the issuance of long-term debt - affiliates	-	170.0
Repayment of long-term debt	(49.9)	(169.6)
Repayment of long-term debt - affiliates	-	(63.0)
Payment of financing costs	(4.2)	(3.0)
Net cash used in financing activities	(61.2)	(113.3)

CASH FLOWS FROM DISCONTINUED OPERATIONS ACTIVITIES:
Net cash provided by (used in) operating activities of discontinued operations	0.2	(9.6)
Net cash used in financing activities of discontinued operations	-	(0.4)
Change in cash from discontinued operations	-	(1.0)
Net cash provided by (used in) discontinued operations	0.2	(11.0)

Effect of exchange rate changes on cash and cash equivalents	2.1	(1.1)
Net increase in cash and cash equivalents	9.7	21.1
Cash and cash equivalents at beginning of period	52.8	45.1
Cash and cash equivalents at end of period	$62.5	$66.2

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$66.1	$84.2
Income taxes, net of refunds	$9.7	$20.9

Supplemental schedule of non-cash investing and financing activities:
Treasury stock received to satisfy minimum tax withholding liabilities	$0.7	$1.0

REVLON, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(dollars in millions)

	Three Months Ended
	September 30,
	2009	2008
	(Unaudited)
Reconciliation to net income:

Net income	$23.1	$29.2
Income from discontinued operations, net of taxes	-	44.4
Income (loss) from continuing operations	23.1	(15.2)

Interest expense, net	23.0	28.7
Amortization of debt issuance costs	1.4	1.5
Foreign currency losses, net	0.2	1.6
Gain on repurchase of debt	(0.3)	-
Miscellaneous, net	0.4	0.8
Provision for income taxes	2.5	2.4
Depreciation and amortization	16.2	22.8
Adjusted EBITDA	$66.5	$42.6

	Nine Months Ended
	September 30,
	2009	2008
	(Unaudited)
Reconciliation to net income:

Net income	$36.0	$46.6
Income from discontinued operations, net of taxes	0.3	44.7
Income from continuing operations	35.7	1.9

Interest expense, net	70.7	91.2
Amortization of debt issuance costs	4.2	4.2
Foreign currency losses (gains), net	4.7	(3.9)
Gain on repurchase of debt	(7.8)	-
Miscellaneous, net	0.7	0.8
Provision for income taxes	0.3	16.8
Depreciation and amortization	50.1	70.4

Adjusted EBITDA	$158.6	$181.4

REVLON, INC. AND SUBSIDIARIES
UNAUDITED FREE CASH FLOW RECONCILIATION
(dollars in millions)

	Three Months Ended
	September 30,
	2009	2008
	(Unaudited)
Reconciliation to net cash provided by operating activities:

Cash provided by operating activities	$59.2	$23.1

Less capital expenditures	(5.1)	(7.0)
Plus proceeds from the sale of certain assets including a non-core trademark	-	0.8

Free cash flow	$54.1	$16.9

	Nine Months Ended
	September 30,
	2009	2008
	(Unaudited)
Reconciliation to net cash provided by operating activities:

Cash provided by operating activities	$77.2	$43.9

Less capital expenditures	(10.9)	(15.1)
Plus proceeds from the sale of certain assets including a non-core trademark	2.3	10.1

Free cash flow	$68.6	$38.9

CONTACT:
Investor Relations & Media:
Revlon, Inc.
Steven Berns, 212-527-5181
Executive Vice President, Chief Financial Officer & Treasurer